Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS RESULTS FOR FISCAL YEAR 2008
NEW ORLEANS, LA December 19, 2008 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the fourth quarter and fiscal year ended October 31, 2008.
The Company reported a net loss from continuing operations for fiscal year 2008 of $3.7 million, or $0.04 per share, compared to net earnings from continuing operations of $39.3 million, or $0.38 per diluted share, for fiscal year 2007. For the quarter ended October 31, 2008, the Company reported a net loss from continuing operations of $35.6 million, or $0.39 per share, compared to net earnings from continuing operations of $5.3 million, or $0.05 per diluted share for the fourth quarter of 2007. The Company’s fourth quarter and annual results were negatively impacted by several unusual items including a $26.0 million ($25.6 million after tax, or $0.27 per share) goodwill impairment charge, a $13.3 million ($8.1 million after tax, or $0.09 per share) estimated probable funding obligation on its cemetery perpetual care trusts and a $7.4 million ($0.08 per share) tax valuation charge.
After adjusting for these items, adjusted earnings from continuing operations increased 9.5 percent to $40.2 million, or $0.43 per diluted share, for fiscal year 2008, compared to $36.7 million, or $0.35 per diluted share, for fiscal year 2007. Adjusted earnings from continuing operations increased 56.6 percent to $8.3 million, or $0.08 per diluted share, for the fourth quarter of 2008, compared to $5.3 million, or $0.05 per diluted share, for the fourth quarter of 2007. See table under “Adjusted Earnings from Continuing Operations.”
Cash flow from operations for fiscal year 2008 was $84.5 million compared to $81.9 million for the same period last year. In addition, the Company returned $9.4 million to shareholders through dividends and repurchased $48.4 million of Class A common stock. As of October 31, 2008, the Company had cash on hand of $72.6 million.
Fiscal year 2008 funeral revenue increased $7.3 million, or 2.6 percent, to $286.6 million. The Company’s same-store funeral operations achieved a 2.7 percent increase in the average revenue per traditional funeral service and a 4.1 percent increase in the average revenue per cremation service. Same-store average revenue per funeral service, including trust earnings, increased 3.0 percent, and same-store funeral services performed were flat year-over-year. Funeral gross profit increased $5.4 million primarily due to the increase in revenue.
Fiscal year 2008 cemetery revenue decreased $2.2 million, or 0.9 percent, to $241.3 million, primarily due to a 7.3 percent decrease in cemetery property sales, net of discounts, which was largely driven by current economic conditions. Cemetery gross profit decreased $17.0 million primarily due to the estimated probable cemetery perpetual care funding obligation.

Thomas J. Crawford, President and Chief Executive Officer, stated, “For fiscal year 2008, our funeral operations performed very well, and our cemetery operations did well under difficult economic conditions. We have been aggressively implementing our ‘Best in Class’ initiative and finding ways to improve efficiencies, reduce costs and deliver better services and products to the families we serve. The dramatic fall in the U.S. stock prices and the failure of several large institutions such as Lehman Brothers, Washington Mutual, Fannie Mae and Freddie Mac, have caused us to realize some losses in our trust portfolios and have resulted in a substantial decline in the value of our trust assets. However, our preneed obligations are long-term in nature and we believe that the trust investments have the potential over the long-term to appreciate in value. We cannot control the financial markets; nevertheless, we can control the continuous improvement of our funeral and cemetery operations and this effort has been well established in fiscal year 2008. In fiscal year 2009, we will increase our focus on finding innovative ways to enhance our revenues and profits.”
Thomas M. Kitchen, Chief Financial Officer, stated, “While we have realized some losses related to the financial markets, we are pleased that the Company’s liquidity position remains strong. Our balance sheet and cash flow are solid with $72.6 million in cash on hand as of October 31, 2008 and no amounts drawn on our $125 million revolving credit facility. We generated $84.5 million of operating cash flow during the year, and we are currently working with our bank group to renew or replace the credit facility, which expires in November 2009. Although we have nothing drawn, we do have $12.0 million in letters of credit that would be required, and a $30.8 million bond that may be required, to be covered with cash on hand should we not obtain a new facility by next November. Based on recent discussions with our banks, we are optimistic that we will be able to obtain an acceptable credit facility reflecting current market conditions. Until the negotiations with regard to the credit facility are finalized, we plan to conserve our cash. Otherwise, we plan to continue to evaluate our options for deployment of cash flow as opportunities arise.”
Mr. Kitchen continued, “For fiscal year 2008, cemetery perpetual care trust earnings, funeral and cemetery merchandise and services trust earnings and ITI trust management fees comprised 7 percent of our revenue and 36 percent of our gross profit. Based on current market conditions and current realized losses, we believe the decrease in revenue from trust earnings recognized on delivery of preneed services and merchandise, cemetery perpetual care trust earnings and ITI trust management fees for fiscal year 2009 could be as much as $10 million, or approximately 2 percent of fiscal year 2008 revenue and approximately 10 percent of fiscal year 2008 gross profit. The Company will continue to monitor its investment strategy to seek the proper asset allocation and diversification to mitigate risks in this difficult environment.”
Mr. Crawford concluded, “Overall, if you isolate the unusual items that occurred in the fourth quarter, the performance of the underlying operations of our funeral homes and cemeteries was good. This is due to the steady progress of our ‘Best in Class’ initiative and continuous improvement initiatives and the enthusiastic reception and dedication from our employees.”

Adjusted Earnings from Continuing Operations
The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items, which are not comparable from one period to the next.

	Three Months Ended October 31,				Twelve Months Ended October 31,
Adjusted Balances are Net of Tax	2008		2007		2008		2007
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings (loss)	$(35.6)	$(.39)	$6.1	$.06	$(3.7)	$(.04)	$39.8	$.39
Subtract: Earnings from discontinued operations	—	—	(0.8)	(.01)	—	—	(0.5)	(.01)

Earnings (loss) from continuing operations	$(35.6)	$(.39)	$5.3	$.05	$(3.7)	$(.04)	$39.3	$.38
Subtract: Out of period adjustments	—	—	(0.1)	—	—	—	(0.8)	(.01)
Add: Gains on dispositions and impairment (losses)	0.4	—	—	—	0.2	—	—	—
Add: Hurricane related charges, net	1.3	.01	0.1	—	1.5	.02	1.6	.02
Add: Perpetual care funding obligation	8.1	.09	—	—	8.1	.09	—	—
Add: Independent committee for SCI proposal	1.1	.01	—	—	1.1	.01	—	—
Add: Goodwill impairment	25.6	.28	—	—	25.6	.27	—	—
Add: Separation charges	—	—	—	—	—	—	0.4	—
Add: Loss on early extinguishment of debt	—	—	—	—	—	—	0.4	—
Add (subtract): Tax valuation charge (benefit)	7.4	.08	—	—	7.4	.08	(4.2)	(.04)

Adjusted earnings from continuing operations	$8.3	$.08	$5.3	$.05	$40.2	$.43	$36.7	$.35

Cemetery Perpetual Care Funding Obligation and Tax Valuation Allowance
The magnitude of the market decline in such a short time frame during the Company’s fiscal fourth quarter, the failure of several large institutions such as Lehman Brothers, Washington Mutual, Fannie Mae and Freddie Mac, and the resulting substantial realized losses in the Company’s trusts were not anticipated. In addition, the realized losses came at a time when the Company has limited capital gains against which to offset the losses. In the fourth quarter of 2008, the realized losses had two effects on the Company’s reported results: 1) a charge of $13.3 million ($8.1 million after tax, or $0.09 per share) in cemetery costs due to an estimated probable funding obligation primarily relating to replenishing investment losses in certain of the Company’s cemetery perpetual care trusts, and 2) a $7.4 million valuation allowance against a deferred tax asset with respect to some of the capital losses in the Company’s funeral and cemetery merchandise and services trusts, which increased the Company’s reported tax expense. For additional information see Notes 6 and 18 to the Company’s Form 10-K for the year ended October 31, 2008.
Goodwill
The further weakened economy in the Company’s fourth quarter of 2008 has negatively impacted cemetery property sales, particularly in the Company’s Eastern division. When the Company performed its annual evaluation of goodwill during the fourth quarter of 2008, particularly taking into account the reduction in trust earnings, the estimated probable funding obligation related to cemetery perpetual care trusts and the recent market deterioration, a noncash goodwill impairment charge of $26.0 million ($25.6 million after tax, or $0.27 per share) related to the aggregated Northern and Central regions of the Eastern division cemetery operating segment was required. There was no goodwill impairment charge for the year ended October 31, 2007.

Other
During fiscal year 2007, the Company recorded prior period accounting adjustments resulting in an increase in net earnings before taxes of $1.4 million ($0.8 million after tax, or $0.01 per diluted share) with a $0.1 million increase recorded in the fourth quarter. In addition, prior year earnings were positively impacted by a reduction in the effective tax rate, which resulted primarily from the recognition of tax benefits totaling $4.2 million, or $0.04 per diluted share.
In addition to the above items the Company recorded several other unusual items during the three and twelve months ended October 31, 2008 and 2007 that impacted earnings, including an independent committee charge related to the Service Corporation International proposal, an early extinguishment of debt charge, hurricane related charges, gains on dispositions and impairment losses and separation pay.
Legal Developments
Securities and Exchange Commission Investigation
As previously disclosed, in November 2006, the Company received a subpoena from the Securities and Exchange Commission (“SEC”) issued pursuant to a formal order of investigation, seeking documents and information related to the Company’s previously disclosed and completed deferred revenue project. On December 9, 2008, the SEC approved a settlement with the Company, bringing a conclusion to the SEC investigation. Under the settlement, without admitting or denying the SEC’s findings, the Company consented to an administrative cease and desist order requiring future compliance with specified provisions of the federal securities laws related to reporting, books and records and internal accounting controls requirements. The settlement does not require the Company to pay a monetary penalty.
Class Action Suits
As previously disclosed, the Company is a defendant in purported class action suits alleging violations of the antitrust laws, among other things. On November 24, 2008, the magistrate judge issued a Memorandum and Recommendation that the plaintiff’s motion for class certification be denied. The court has entered an order staying the matter pending resolution of the motion for class certification.

Fourth Quarter Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $0.8 million, or 1.2 percent, to $67.7 million.

•	The Company’s same-store funeral operations achieved a 5.2 percent increase in the average revenue per traditional funeral service and a 7.3 percent increase in the average revenue per cremation service due primarily to the continued refinement of new funeral packages and pricing. These increases along with a quarter-over-quarter increase in funeral trust earnings resulted in an increase in the same-store average revenue per funeral service of 5.3 percent.

•	The cremation rate for the Company’s same-store operations increased slightly to 39.9 percent for the fourth quarter of 2008 compared to 39.8 percent for the fourth quarter of 2007.

•	The Company’s same-store funeral services performed decreased 4.5 percent, or 629 events, to 13,336 events.

•	Net preneed funeral sales decreased 9.7 percent during the fourth quarter of 2008 compared to the fourth quarter of 2007, due to current economic conditions. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.

•	Funeral gross profit increased $1.8 million, or 16.4 percent, to $12.8 million for the fourth quarter of 2008 compared to $11.0 million for the same period of 2007, primarily due to the increase in revenue, as noted above, and a $1.0 million decrease in expenses. The decrease in expenses is primarily due to a prior year $0.7 million impairment charge related to funeral licenses in the state of Maryland. Funeral gross profit margin increased 250 basis points to 18.9 percent for the fourth quarter of 2008 from 16.4 percent for the same period of 2007.
CEMETERY
•	Cemetery revenue increased $3.2 million, or 5.4 percent, to $62.6 million for the fourth quarter of 2008. This increase is due primarily to a $0.9 million increase in cemetery commission income related to a new program to manage the cemetery sales at eleven Archdiocese of Los Angeles cemeteries, a $0.8 million increase in construction on various cemetery projects, a $0.7 million increase in cemetery merchandise delivered and services performed and a $0.5 million increase related to the leasing of the Company’s mineral rights at one of the Company’s cemeteries to an outside third-party. These increases were partially offset by a 13.8 percent decrease in cemetery property sales, net of discounts, due to current economic conditions.

•	Cemetery gross profit decreased $13.9 million from $11.2 million in the fourth quarter of 2007 to a negative gross profit of $2.7 million for the fourth quarter of 2008. The decrease in gross profit is primarily due to a $13.3 million charge recorded for the Company’s estimated probable obligation to restore the net realized losses in certain of the Company’s cemetery perpetual care trusts, included in cemetery costs, as described above in “Cemetery Perpetual Care Funding Obligation and Tax Valuation Adjustment.”
OTHER
•	Corporate general and administrative expenses increased $0.4 million to $8.4 million for the fourth quarter of fiscal 2008. The increase was primarily due to a $1.8 million increase in costs related to the Company’s evaluation of the unsolicited acquisition proposal received from Service Corporation International in the third quarter of 2008. This increase was partially offset by a $0.9 million decrease in professional fees.

•	The Company incurred $1.9 million ($1.3 million after tax, or $0.01 per share) in hurricane related charges in the fourth quarter of fiscal 2008 due to Hurricane Ike and Hurricane Katrina. In September 2008, Hurricane Ike struck the Texas Gulf Coast and the Company’s facilities in that area were affected resulting in a $1.2 million charge primarily for debris cleanup and repairs. The Company is in the process of preparing its insurance claim related to Hurricane Ike. In addition, the Company incurred $0.7 million in costs related to Hurricane Katrina due to legal costs associated with ongoing insurance claims. The Company incurred $0.2 million ($0.1 million after tax) in hurricane related charges for the fourth quarter of fiscal 2007 primarily due to repairs at locations damaged by Hurricane Katrina. The Company has been unable to finalize its negotiations with its carriers related to damages caused by Hurricane Katrina. Accordingly, in August 2007, the Company initiated litigation to pursue resolution. A trial date had been set in Federal Court for December 1, 2008, but was postponed, and a new trial date has been set for April 2009.

•	Interest expense increased $0.3 million to $6.1 million during the fourth quarter of 2008 due to a $0.2 million increase in interest due on federal, state and other tax liabilities and a $0.2 million reduction in capitalized interest due to a decrease in the number of construction projects in the current quarter.

•	Investment and other income, net, decreased $0.2 million to $0.7 million due primarily to a decrease in the average rate earned on the Company’s cash balances from 4.84 percent in the fourth quarter of 2007 to 0.96 percent in the fourth quarter of 2008. In light of the current economic and market conditions, the Company decided to seek stable investments in money-market funds invested in United States Treasury securities. These investments realize a lower average rate on cash.

•	The effective tax rate for continuing operations for the quarter ended October 31, 2008 was 11.4 percent compared to 42.3 percent for the same period in 2007. The change in the 2008 tax rate from the 2007 tax rate was primarily due to: 1) the $26.0 million goodwill impairment charge recorded in the fourth quarter of fiscal year 2008, of which $25.0 million was a non-deductible permanent difference for tax purposes (no tax benefit was recorded for the $25.0 million portion of the goodwill impairment charge); and 2) the $7.4 million valuation allowance against a deferred tax asset with respect to some of the capital losses in the Company’s funeral and cemetery merchandise and services trusts. The Company concluded a valuation allowance for the capital loss carryforward was necessary because it was uncertain whether the Company could generate any taxable capital gains within the carryforward period.
Year to Date Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $7.3 million, or 2.6 percent, to $286.6 million.

•	The Company’s same-store funeral operations achieved a 2.7 percent increase in the average revenue per traditional funeral service and a 4.1 percent increase in the average revenue per cremation service due primarily to the continued refinement of new funeral packages and pricing. These increases along with a year-over-year increase in funeral trust earnings resulted in an overall increase in the same-store average revenue per funeral service of 3.0 percent.

•	The cremation rate for the Company’s same-store operations was 39.8 percent for fiscal 2008 compared to 39.3 percent for fiscal 2007.

•	The Company’s same-store funeral services performed remained flat with a 15 event decrease to 58,462 events.

•	Net preneed funeral sales decreased 5.2 percent during fiscal 2008 compared to the same period of 2007, due to current economic conditions. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.

•	Funeral gross profit increased $5.4 million, or 8.6 percent, to $68.3 million for fiscal 2008 compared to $62.9 million for the same period of 2007, primarily due to the increase in revenue, as noted above. Funeral gross profit margin increased 130 basis points to 23.8 percent for fiscal year 2008 from 22.5 percent for the same period of 2007.
CEMETERY
•	Cemetery revenue decreased $2.2 million, or 0.9 percent, to $241.3 million for fiscal year 2008. This decrease is due primarily to an $8.2 million, or 7.3 percent, decrease in cemetery property sales, net of discounts, due to current economic conditions. In addition, the Company experienced a $3.6 million decrease in construction on various cemetery projects. In the prior year, the Company experienced growth due to focused efforts to reduce the production backlog in existing cemetery projects. These decreases were partially offset by a $3.2 million, or 3.5 percent, increase in cemetery merchandise delivered and services performed, a $2.8 million increase in cemetery commission income related to a new program to manage the cemetery sales at eleven Archdiocese of

Los Angeles cemeteries and a $2.1 million increase related to the leasing of the Company’s mineral rights at one of the Company’s cemeteries to an outside third-party.

•	Cemetery gross profit decreased $17.0 million to $32.5 million for fiscal year 2008 compared to $49.5 million for the same period of 2007. The decrease in gross profit is primarily due to a $13.3 million charge recorded in the fourth quarter of 2008 for the Company’s estimated probable funding obligation to restore the net realized losses in certain of the Company’s cemetery perpetual care trusts, included in cemetery costs, as described above in “Cemetery Perpetual Care Funding Obligation and Tax Valuation Allowance.”
OTHER
•	Corporate general and administrative expenses increased $1.5 million to $32.6 million for fiscal year 2008. The increase was primarily due to a $2.3 million increase in information technology costs due in part to the implementation of new business systems and a web development project in the current year and a $1.8 million increase in costs related to the Company’s evaluation of the unsolicited acquisition proposal received from Service Corporation International in the third quarter of fiscal year 2008. In addition, the Company incurred a $1.5 million one-time consulting fee related to initiating the continuous improvement effort that began in the first quarter of 2008. The increases were partially offset by a $2.0 million decrease in professional fees primarily due to a decrease in litigation expense and a $1.0 million decrease in depreciation expense for the current year due to the accelerated depreciation in the prior year of the Company’s previous computer software systems associated with the implementation of the new business systems in the prior year.

•	The Company incurred $2.3 million ($1.5 million after tax, or $0.02 per share) in hurricane related charges in fiscal year 2008, primarily related to Hurricane Ike and Hurricane Katrina. In September 2008, Hurricane Ike struck the Texas Gulf Coast and the Company’s facilities in that area were affected resulting in a $1.2 million charge primarily for debris cleanup and repairs. The Company is in the process of preparing its insurance claim related to Hurricane Ike. The $1.1 million charge in the current year in relation to Hurricane Katrina primarily relates to legal costs associated with ongoing insurance claims. The Company incurred $2.5 million ($1.6 million after tax, or $0.02 per diluted share) in hurricane related charges for the same period of 2007 primarily due to repairs at locations damaged by Hurricane Katrina. The Company has been unable to finalize its negotiations with its carriers related to damages caused by Hurricane Katrina. Accordingly, in August 2007, the Company initiated litigation to pursue resolution. A trial date had been set in Federal Court for December 1, 2008, but was postponed, and a new trial date has been set for April 2009.

•	Interest expense decreased $1.0 million to $24.1 million during fiscal 2008 due to a 123 basis point decrease in the average rate, partially offset by a $52.7 million increase in the average debt outstanding.

•	Investment and other income, net, decreased $1.0 million to $2.4 million due primarily to a decrease in the average rate earned on the Company’s cash balances from 4.75 percent in fiscal year 2007 to 1.67 percent for fiscal year 2008. In light of the current economic and market conditions, the Company decided to seek stable investments in money-market funds invested in United States Treasury securities. These investments realize a lower average rate on cash.

•	Other operating income, net, decreased $0.8 million to $0.9 million for fiscal 2008. The decrease is primarily due to the sale of excess cemetery property in the Western division and proceeds related to the sale of an investment during fiscal year 2007.

•	As a result of the $250.0 million senior convertible note transaction in June 2007, the Company recorded a charge for the loss on early extinguishment of debt of $0.7 million during fiscal year 2007.

•	The Company recorded $0.6 million in separation charges during fiscal year 2007 primarily related to separation pay of a former executive officer who retired in the first quarter of 2007.

•	The effective tax rate for continuing operations for fiscal year 2008 was 119.7 percent compared to 31.5 percent for the same period in 2007. The increased rate in 2008 was primarily due to the $26.0 million goodwill impairment charge recorded in the fourth quarter of fiscal year 2008, of which $25.0 million was non-deductible for tax purposes. This increase was coupled with a $7.4 million valuation allowance against a deferred tax asset with respect to some of the capital losses in the Company’s funeral and cemetery merchandise and services trusts. The Company concluded a valuation allowance for the capital loss carryforward was necessary because it was uncertain whether the Company could generate any taxable capital gains within the carryforward period.

The effective tax rate exclusive of these items would have been 35.9 percent. The reduced rate in 2007 was primarily caused by a tax benefit of $3.4 million attributable to the utilization of a capital loss carryforward, coupled with a tax benefit of $0.8 million attributable to the completion and settlement of an audit by the Commonwealth of Puerto Rico for tax periods 1999, 2000 and 2001. The effective rate for 2007 exclusive of these items would have been 36.5 percent.

•	The Company’s weighted average shares outstanding decreased to 93.8 million shares for fiscal year 2008 compared to 102.6 million shares for the same period in 2007. The decrease is primarily due to the Company’s $75.0 million stock repurchase program in which the Company has repurchased $48.4 million, or 6.6 million shares, of the Company’s Class A common stock in the current fiscal year, yielding a positive impact on the Company’s earnings per share.
Depreciation and Amortization
•	Depreciation and amortization from continuing and total operations was $7.1 million for the fourth quarter of 2008 compared to $7.6 million for the fourth quarter of 2007.

•	Depreciation and amortization from continuing operations was $28.3 million for fiscal year 2008 and $27.4 million for the same period of 2007. Depreciation and amortization from total operations was $28.3 million for fiscal year 2008 and $27.6 million for the same period of 2007.
Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the fourth quarter of fiscal year 2008 was $32.3 million compared to $27.1 million for the same period of last year. The increase in operating cash flow is primarily due to $0.2 million in net tax payments made in 2007 compared to $15.7 million in net tax refunds received in the fourth quarter of 2008. In addition, during the fourth quarter of fiscal year 2007, the Company withdrew $2.1 million of unusual trust withdrawals related to the deferred revenue project and executed a lease of its mineral rights at one of its cemeteries to an outside third-party for $2.1 million.

•	Cash flow provided by operating activities for fiscal year 2008 was $84.5 million compared to $81.9 million for fiscal year 2007. The increase in operating cash flow is primarily due to $9.3 million in net tax payments made in fiscal year 2007 compared to $4.0 million in net tax refunds received in fiscal year 2008, which included approximately $21.8 million in tax refunds in 2008 compared to $5.8 million in refunds in 2007. We expect to be a cash tax payer in fiscal year 2009. The timing of additional refunds cannot be predicted at this time, although the Company continually reviews its tax planning strategies looking for opportunities. These increases are partially offset by $3.2 million of business interruption insurance proceeds and $1.3 million of insurance proceeds, net of expenses, related to Hurricane Katrina, received in fiscal year 2007. In addition, in fiscal year 2007, the Company withdrew $2.1 million of unusual trust withdrawals related to the deferred revenue project and received $2.1 million due to the execution of a lease of its mineral rights at one of its cemeteries to an outside third-party.

•	During the fourth quarter of 2008, the Company paid $2.3 million, or $.025 per share, in dividends compared to $2.5 million, or $.025 per share, paid in the fourth quarter of 2007.

•	During fiscal year 2008, the Company paid $9.4 million, or $.10 per share, in dividends compared to $10.2 million, or $.10 per share, paid in fiscal year 2007.

•	As of October 31, 2008, the Company had outstanding debt of $450.1 million and cash on hand of $72.6 million, or net debt of $377.5 million.

•	During fiscal year 2008, the Company has repurchased 6.6 million shares for approximately $48.4 million under the Board approved stock repurchase program. In June 2008, the Company announced an increase in the stock repurchase program from $50.0 million to $75.0 million leaving the Company with $26.6 million available under the program. The Company did not repurchase shares during the fourth quarter and the Company intends to conserve cash until a new credit facility is in place.

Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the year ended October 31, 2008, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total loss in value of 29.5 percent, and its perpetual care trusts experienced a total loss in value of 25.9 percent. For a portfolio balanced with equity and fixed-income securities, this is consistent with the overall performance of the equity market as demonstrated by the S&P 500 performance with a total loss in value of 36.1 percent for the same period.

•	For the last three years ended October 31, 2008, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total average loss in value of 4.9 percent, and its perpetual care trusts experienced an annual total average loss in value of 4.4 percent. For a portfolio balanced with equity and fixed-income securities, this is consistent with the overall performance of the equity market as demonstrated by the S&P 500 performance with an annual total average loss in value of 5.2 percent for the same period.

•	For the last five years ended October 31, 2008, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total average loss in value of 1.0 percent, and its perpetual care trusts experienced an annual total average loss in value of 1.0 percent. For a portfolio balanced with equity and fixed-income securities, this is consistent with the overall performance of the equity market as demonstrated by the S&P 500 performance with an annual total average return of 0.3 percent for the same period.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 221 funeral homes and 140 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss fourth quarter results on December 19, 2008 at 10 a.m. Central Standard Time. The teleconference dial-in number is 888-204-4519. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 913-981-4912. A replay of the call will be available by dialing 888-203-1112 (from within the continental United States) or 719-457-0820 (from outside the continental United States), and using pass code 2973466 until December 26, 2008 at 10:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until January 19, 2009.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,
	2008	2007
Revenues:
Funeral	$67,745	$66,920
Cemetery	62,618	59,444

	130,363	126,364

Costs and expenses:
Funeral	54,968	55,960
Cemetery	65,280	48,255

	120,248	104,215

Gross profit	10,115	22,149
Corporate general and administrative expenses	(8,385)	(8,014)
Impairment of goodwill	(25,952)	—
Hurricane related charges, net	(1,946)	(190)
Gains on dispositions and impairment (losses), net	(506)	(88)
Other operating income, net	66	210

Operating earnings (loss)	(26,608)	14,067
Interest expense	(6,134)	(5,791)
Investment and other income, net	736	947

Earnings (loss) from continuing operations before income taxes	(32,006)	9,223
Income taxes	3,641	3,908

Earnings (loss) from continuing operations	(35,647)	5,315

Discontinued operations:
Earnings from discontinued operations before income taxes	—	1,326
Income tax expense	—	506

Earnings from discontinued operations	—	820

Net earnings (loss)	$(35,647)	$6,135

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$(.39)	$.05
Earnings from discontinued operations	—	.01

Net earnings (loss)	$(.39)	$.06

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$(.39)	$.05
Earnings from discontinued operations	—	.01

Net earnings (loss)	$(.39)	$.06

Weighted average common shares outstanding (in thousands):
Basic	91,683	97,745

Diluted	91,683	97,990

Dividends declared per common share	$.025	$.025

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2008	2007
Revenues:
Funeral	$286,607	$279,330
Cemetery	241,276	243,487

	527,883	522,817

Costs and expenses:
Funeral	218,228	216,375
Cemetery	208,838	194,012

	427,066	410,387

Gross profit	100,817	112,430
Corporate general and administrative expenses	(32,611)	(31,143)
Impairment of goodwill	(25,952)	—
Hurricane related charges, net	(2,297)	(2,533)
Separation charges	—	(580)
Gains on dispositions and impairment (losses), net	(353)	(44)
Other operating income, net	819	1,651

Operating earnings	40,423	79,781
Interest expense	(24,115)	(25,065)
Loss on early extinguishment of debt	—	(677)
Investment and other income, net	2,406	3,374

Earnings from continuing operations before income taxes	18,714	57,413
Income taxes	22,407	18,099

Earnings (loss) from continuing operations	(3,693)	39,314

Discontinued operations:
Earnings from discontinued operations before income taxes	—	807
Income tax expense	—	308

Earnings from discontinued operations	—	499

Net earnings (loss)	$(3,693)	$39,813

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$(.04)	$.38
Earnings from discontinued operations	—	.01

Net earnings (loss)	$(.04)	$.39

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$(.04)	$.38
Earnings from discontinued operations	—	.01

Net earnings (loss)	$(.04)	$.39

Weighted average common shares outstanding (in thousands):
Basic	93,795	102,584

Diluted	93,795	102,737

Dividends declared per common share	$.10	$.10

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	October 31,	October 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$72,574	$71,545
Marketable securities	55	262
Receivables, net of allowances	59,129	60,615
Inventories	35,870	36,061
Prepaid expenses	7,317	6,355
Deferred income taxes, net	8,798	8,621

Total current assets	183,743	183,459
Receivables due beyond one year, net of allowances	70,671	83,608
Preneed funeral receivables and trust investments	368,412	515,053
Preneed cemetery receivables and trust investments	182,141	255,679
Goodwill	247,236	273,286
Cemetery property, at cost	375,832	373,038
Property and equipment, at cost:
Land	42,343	42,334
Buildings	319,839	310,968
Equipment and other	178,589	164,246

	540,771	517,548
Less accumulated depreciation	236,243	213,063

Net property and equipment	304,528	304,485
Deferred income taxes, net	179,515	192,859
Cemetery perpetual care trust investments	173,090	236,503
Non-current assets held for sale	2,873	3,195
Other assets	16,474	17,809

Total assets	$2,104,515	$2,438,974

(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	October 31,	October 31,
	2008	2007
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$20	$198
Accounts payable	27,652	26,606
Accrued payroll and other benefits	14,133	16,316
Accrued insurance	21,287	21,252
Accrued interest	5,864	5,576
Estimated obligation to fund cemetery perpetual care trust	13,281	—
Other current liabilities	16,198	17,958
Income taxes payable	2,061	4,177

Total current liabilities	100,496	92,083
Long-term debt, less current maturities	450,095	450,115
Deferred preneed funeral revenue	245,182	256,603
Deferred preneed cemetery revenue	275,835	284,507
Non-controlling interest in funeral and cemetery trusts	475,420	683,052
Other long-term liabilities	20,479	13,869

Total liabilities	1,567,507	1,780,229

Commitments and contingencies
Non-controlling interest in perpetual care trusts	171,371	235,427

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 88,693,127 and 94,865,387 shares at October 31, 2008 and 2007, respectively	88,693	94,865
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at October 31, 2008 and 2007; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	536,902	583,789
Accumulated deficit	(263,550)	(258,902)
Accumulated other comprehensive income:
Unrealized appreciation of investments	37	11

Total accumulated other comprehensive income	37	11

Total shareholders’ equity	365,637	423,318

Total liabilities and shareholders’ equity	$2,104,515	$2,438,974

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2008	2007
Cash flows from operating activities:
Net earnings (loss)	$(3,693)	$39,813
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
(Gains) on dispositions and impairment losses, net	353	(565)
Impairment of goodwill	25,952	—
Loss on early extinguishment of debt	—	677
Depreciation and amortization	28,275	27,638
Provision for doubtful accounts	7,995	9,756
Share-based compensation	2,819	2,687
Excess tax benefits from share-based payment arrangements	(227)	(153)
Provision for deferred income taxes	7,174	4,337
Estimated obligation to fund cemetery perpetual care trust	13,281	—
Other	443	908
Changes in assets and liabilities:
(Increase) decrease in receivables	12,107	(7,795)
(Increase) decrease in prepaid expenses	(1,031)	73
Increase in inventories and cemetery property	(2,509)	(4,365)
Increase in accounts payable and accrued expenses	2,623	1,741
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	36,604	4,167
Decrease in deferred preneed funeral revenue	(11,067)	(15,435)
Increase (decrease) in funeral non-controlling interest	(30,642)	10,867
Net effect of preneed cemetery production and deliveries:
Decrease in preneed cemetery receivables and trust investments	15,910	5,042
Decrease in deferred preneed cemetery revenue	(8,673)	(11,807)
Increase (decrease) in cemetery non-controlling interest	(9,599)	11,681
Increase (decrease) in other	(1,572)	2,674

Net cash provided by operating activities	84,523	81,941

Cash flows from investing activities:
Proceeds from sales of marketable securities	20,219	—
Purchases of marketable securities	(19,956)	(1)
Proceeds from sale of assets, net	599	3,750
Purchase of subsidiaries and other investments, net of cash acquired	(1,378)	(5,203)
Insurance proceeds related to hurricane damaged properties	—	2,529
Additions to property and equipment	(26,995)	(35,310)
Other	144	49

Net cash used in investing activities	(27,367)	(34,186)

Cash flows from financing activities:
Proceeds from long-term debt	—	250,000
Repayments of long-term debt	(198)	(176,547)
Debt issue costs	—	(6,217)
Proceeds from sale of common stock warrants	—	43,850
Issuance of common stock	1,845	3,066
Purchase of call options	—	(60,000)
Purchase and retirement of common stock	(48,627)	(64,201)
Dividends	(9,374)	(10,184)
Excess tax benefits from share-based payment arrangements	227	153

Net cash used in financing activities	(56,127)	(20,080)

Net increase in cash	1,029	27,675
Cash and cash equivalents, beginning of year	71,545	43,870

Cash and cash equivalents, end of year	$72,574	$71,545

Supplemental cash flow information:
Cash paid (received) during the year for:
Income taxes, net	$(3,980)	$9,276
Interest	$22,120	$24,772
Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$923	$1,028
Issuance of restricted stock, net of forfeitures	$162	$4,136

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2008 AND 2007
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three and twelve months ended October 31, 2008 and 2007:
Free Cash Flow

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
(Dollars in millions)	2008	2007	2008	2007
Net cash provided by operating activities (1)	$32.3	$27.1	$84.5	$81.9
Less: Maintenance capital expenditures	(5.0)	(7.4)	(17.4)	(18.9)

Free cash flow	$27.3	$19.7	$67.1	$63.0

(1)	Net cash flow provided by operating activities for fiscal year 2008 was $84.5 million compared to $81.9 million for fiscal year 2007. The increase in operating cash flow is primarily due to $9.3 million in net tax payments made in fiscal year 2007 compared to $4.0 million in net tax refunds received in fiscal year 2008, which included approximately $21.8 million in tax refunds in 2008 compared to $5.8 million in refunds in 2007. We expect to be a cash tax payer in fiscal year 2009. The timing of additional refunds cannot be predicted at this time, although the Company continually reviews its tax planning strategies looking for opportunities. These increases are partially offset by $3.2 million of business interruption insurance proceeds and $1.3 million of insurance proceeds, net of expenses, related to Hurricane Katrina, received in fiscal year 2007. In addition, in fiscal year 2007, the Company withdrew $2.1 million of unusual trust withdrawals related to the deferred revenue project and received $2.1 million due to the execution of a lease of its mineral rights at one of its cemeteries to an outside third-party.

CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects on our trusts and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of the recent substantial decline in market value of our trust assets, including:
•	decreased future cash flow and earnings as a result of reduced earnings from our trusts and trust fund management;

•	the potential to realize additional losses and additional cemetery perpetual care funding obligations and tax valuation allowances;
•	effects on at-need and preneed sales of a weakening economy;

•	effects on revenue due to the changes in the number of deaths in our markets and decline in funeral call volume;

•	our ability to refinance our revolving credit facility maturing in November 2009;

•	effects on cash flow and earnings as a result of increased costs, particularly supply costs related to increases in commodity prices;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	risk of loss due to hurricanes;

•	effects of the call options the Company purchased and the warrants the Company sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on and repurchase our common stock;

•	possible adverse outcomes of pending class action lawsuits and the continuing cost of defending against them;

•	our ability to consummate significant acquisitions successfully;

•	the effects on us as a result of our industry’s complex accounting model;

•	the effect of the change in accounting method for our senior convertible notes;
and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2008. We encourage readers to review our Form 10-K for the fiscal year ended October 31, 2008. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.